                                                                     Exhibit 2.1


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                            STOCK EXCHANGE AGREEMENT


                          DATED AS OF NOVEMBER 4, 2002


                                 by and between


                          American Pulp Exchange, Inc.


                                      and


                       General Media International, Inc.


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                            STOCK EXCHANGE AGREEMENT


            This STOCK EXCHANGE AGREEMENT dated as of November 4, 2002 (this "Agreement") has been entered into by and between American Pulp Exchange, Inc., a Florida corporation ("Acquirer") and General Media International, Inc., a New York corporation ("GMI").

                              W I T N E S S E T H :

            A. Acquirer is engaged in a review of favorable acquisition opportunities. Pursuant to such review, Acquirer has expressed an interest in acquiring a controlling interest in General Media, Inc., a Delaware corporation ("GM"). GM is engaged, directly or through its subsidiaries, in (among other activities) the (a) publication and sale of Penthouse(R) Magazine and other men's magazines, (b) the sale of adult-oriented on-line and other entertainment products and services, and (c) the licensing of the Penthouse(R) trademark to publishers in foreign countries and for use in various consumer products and services.

            B. GMI is the holder of 99.5% of the outstanding shares of common stock, par value $.01 per share, of GM (the "GM Common Stock"), amounting to 475,000 of such outstanding shares (all such shares of GM Common Stock held by GMI, the "GM Shares"). GMI.

            C. Acquirer and GMI wish to enter into this Agreement to provide for the purchase and sale of the GM Shares in exchange for newly issued securities of Acquirer, assumption of certain liabilities and certain other consideration.

            D. GM is the obligor under certain Series C 15% Senior Secured Notes due 2004 (the "Series C Notes") issued under that certain Indenture dated December 21, 1993 between GM and IBJ Schroder Bank & Trust Company, as supplemented (the "Indenture"). The Series C Notes are secured by a security interest in substantially all of the assets of GM in favor of the holders of the Series C Notes, and GM is subject to a number of restrictive operating covenants under the Indenture the effect of which, in the aggregate, is to confer upon non-affiliates of GMI the ability to influence certain business decisions of GM.

            E. GM is the issuer of 9,905 shares of Series A Convertible Redeemable Preferred Stock (the "GM Preferred Stock"). The GM Preferred Stock carries a liquidation preference of $10 million and is convertible at the option of the holders thereof, commencing in 2003, into 10% of the GM Common Stock on a fully diluted basis during the third year, 12.5% of the GM Common Stock on a fully diluted basis during the fourth year, and 15% of the GM Common Stock on a fully diluted basis during the fifth year. The GM Preferred Stock is mandatorily redeemable by GM at its liquidation preference, including "paid in kind" dividends, in 2006. The effect of such provisions, in the aggregate, is to confer upon non-affiliates of GMI the ability to influence certain business decisions of GM.


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
            F. In connection with the closing of the transaction contemplated by this Agreement, the Parties contemplate that Acquirer will enter into the Series B Purchase Agreement (as defined herein), by which it will issue and sell shares of its Series B Preferred Stock to certain investor(s). The effect of the rights, preferences and privileges of the Series B Preferred Stock, in the aggregate, is to confer upon non-affiliates of GMI the ability to influence certain business decisions of GM.

            G. Acquirer's acquisition of the GM Shares is to be consummated subject to the operation and management control provisions described in recitals D, E and F above.

            H. The Parties hereto intend that the purchase and sale of the GM Shares be treated as a transfer described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I

                               EXCHANGE OF STOCK

            Section 1.1 Exchange of Stock. Subject to the terms and conditions herein stated, on the Closing Date Acquirer shall purchase and acquire from GMI, and GMI shall sell and assign to Acquirer, the GM Shares for the consideration set forth in Section 1.2 (the "Exchange").

            Section 1.2 Exchange Consideration. The Parties acknowledge that GMI intends to carry out the transactions contemplated hereunder in consideration of, and in reliance upon, all rights and benefits to be provided by Acquirer pursuant to the transactions contemplated under this Agreement, including (a) the issuance by Acquirer to GMI of 42,500,000 shares of Acquirer Common Stock,
(b) the issuance by Acquirer to GMI of 5,000 shares of Series A Preferred Stock,
(c) the assumption by Acquirer of the Assumed Liabilities, (d) the assignment by VP to GMI of its rights under the Stock Purchase Agreement, (e) Acquirer's obtaining of MBP's legal obligations to invest in Acquirer pursuant to the Series B Purchase Agreement, (f) Acquirer's obtaining of VP's legal obligations pursuant to the VP Option Agreement and the PH Capital Option Agreement, respectively, and (g) Acquirer's entering into the Shareholders Agreement (such rights and benefits, the "Exchange Consideration").

            Section 1.3 Closing. The closing of the transaction referred to in
Section 1.1 hereof (the "Closing") shall take place at the Los Angeles offices of Pachulski, Stang, Ziehl, Young & Jones Professional Corporation, at 10:00 a.m. Pacific time on November 8, 2002, or at such other time and place as the Parties may agree upon. Such time and date are herein referred to as the "Closing Date."

            Section 1.4 Closing Deliveries.


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            (a)   At the Closing, GMI shall deliver to Acquirer the following
      (the "GMI Closing Deliveries"):

                  (i) certificate(s) representing the GM Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank by GMI as of the Closing Date and bearing any required legend;

                  (ii) the articles of incorporation of GM, certified by the Secretary of State of Delaware;

                  (iii)  the bylaws of GM;

                  (iv) a corporate good standing certificate for GM by the Secretary of State of Delaware;

                  (v) the articles of incorporation of GMI, certified by the Secretary of State of New York;

                  (vi) the bylaws of GMI, certified by the Secretary of GMI as of the Closing Date;

                  (vii) a corporate good standing certificate for GMI by the Secretary of State of New York;

                  (viii) resolutions of the board of directors of GMI approving this Agreement and the transactions contemplated hereby, certified by the Secretary of GMI as of the Closing Date;

                  (ix) resolutions of the shareholders of GMI approving this Agreement and the transactions contemplated hereby, certified by the Secretary of GM as of the Closing Date;

                  (x) the Shareholders Agreement, dated as of the Closing Date, executed by GMI and PH Capital;

                  (xi) an incumbency certificate, dated as of the Closing Date, in form reasonably satisfactory to Acquirer, executed by the Secretary of GMI; and

                  (xii) a closing certificate, dated as of the Closing Date, in form reasonably satisfactory to Acquirer, executed by an officer of GMI.

            (b) At the Closing, Acquirer shall deliver to GMI the following (the "Acquirer Closing Deliveries"):

                  (i) certificate(s) representing 42,500,000 shares of Acquirer Common Stock, duly executed by the President and Secretary of Acquirer as of the Closing Date and bearing any required legend;


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                  (ii)   certificates(s) representing 5,000 shares of Series A
      Preferred Stock, duly executed by the President and Secretary of Acquirer as of the Closing Date and bearing any required legend;

                  (iii) the articles of incorporation of Acquirer, including any amendment thereto required to increase the authorized number of shares of Acquirer Common Stock or otherwise to consummate the transactions contemplated by this Agreement;

                  (iv) the bylaws of Acquirer, certified by the Secretary of Acquirer as of the Closing Date;

                  (v) resolutions of the board of directors of Acquirer approving this Agreement and the transactions contemplated hereby, certified by the Secretary of Acquirer as of the Closing Date;

                  (vi) resolutions of the shareholders of Acquirer approving this Agreement and the transactions contemplated hereby, certified by the Secretary of Acquirer as of the Closing Date;

                  (vii) the PH Capital Option Agreement, dated as of the Closing Date, executed by PH Capital;

                  (viii) the VP Option Agreement, dated as of the Closing Date, executed by VP;

                  (ix) the Assignment Agreement, dated as of the Closing Date, executed by VP;

                  (x) the Assumption Agreement, dated as of the Closing Date, executed by Acquirer;

                  (xi) the Series B Purchase Agreement, dated as of the Closing Date, executed by MBP and Acquirer;

                  (xii) the Shareholders Agreement, dated as of the Closing Date, executed by Acquirer and VP;

                  (xiii) an incumbency certificate, dated as of the Closing Date, in form reasonably satisfactory to GMI, executed by the Secretary of Acquirer; and

                  (xiv) a closing certificate, dated as of the Closing Date, in form reasonably satisfactory to GMI, executed by an officer of Acquirer.


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                                   ARTICLE II

                             REPRESENTATIONS OF GMI

            Except as otherwise set forth in the Disclosure Schedule attached hereto as Exhibit G or as otherwise disclosed in any report or statement filed by GM with the SEC, GMI hereby represents and warrants as follows:

            Section 2.1 Ownership of GM Shares. GMI is the lawful owner of the 475,000 shares of the GM Common Stock comprising the GM Shares. The GM Shares are free and clear of all Encumbrances, other than the Encumbrance, if any, that may arise by the execution by GMI of this Agreement. The GM Shares constitute 99.5% of the issued and outstanding shares of GM Common Stock. The delivery to Acquirer of the GM Shares pursuant to the provisions of this Agreement will transfer to Acquirer valid title thereto, free and clear of any and all Encumbrances.

            Section 2.3 Authorization and Validity of Agreement. GMI has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by GMI and, assuming the due execution of this Agreement by Acquirer, is a valid and binding obligation of GMI, enforceable against GMI in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

            Section 2.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by GMI and the consummation by GMI of the exchange of the GM Shares as contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the articles of incorporation or bylaws of GMI or GM, (b) will not violate any statute, rule, regulation, order or decree of any Governmental Authority by which GMI or GM is or any of their respective properties or assets are bound, (c) will not require GMI or GM to make any filing with, or obtain any permit, consent or approval from, or give any notice to, any Governmental Authority on or prior to the Closing Date, and
(d) will not result in a violation or breach by GMI or GM of, conflict with, constitute (with or without due notice or lapse of time or both) a default by GMI or GM (or give rise to any right of termination, cancellation, payment or acceleration against GMI or GM) under, or result in the creation of any Encumbrance upon any of the properties or assets of GMI or GM under, the terms, conditions or provisions of any Material Instrument of GMI or GM.

            Section 2.5 Existence and Good Standing. GMI and GM each is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. GMI and GM each is duly qualified or licensed as a foreign corporation to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by


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it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

            Section 2.6 Capital Stock. GM has an authorized capitalization consisting of 1,670,000 shares of common stock, par value $.01 per share, of which 477,401 shares are issued and outstanding, and 330,000 shares of preferred stock, of which 30,000 shares are Class A Preferred Stock, par value $.01 per share and 300,000 are undesignated Preferred Stock, par value $.01 per share. An aggregate of 9,905 shares of Series A Convertible Redeemable Preferred Stock have been issued and are outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of GM, other than pursuant to this Agreement.

            Section 2.7 Financial Statements. The consolidated balance sheet of GM as at June 30, 2002, the related statements of income and cash flows for the quarter then ended, have been filed with the SEC (the "Financial Statements"). The Financial Statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial position of GM and the results of its operations and cash flows at such dates and for such periods.

            Section 2.8 Litigation. There are no (i) actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the Knowledge of GMI, threatened against GM except for such actions, suits or proceedings that, if determined adversely to GM would, individually or in the aggregate, not be likely to have a Material Adverse Effect on GM or (ii) judgments, injunctions, writs, rulings or orders by any Governmental Authority against GM that, individually or in the aggregate, are likely to have a Material Adverse Effect on GM.

            Section 2.9 Taxes. GMI has filed all Federal, state and foreign income tax returns and all other material tax returns that are required to be filed by it and GM and has paid or cause to be paid all taxes due pursuant to such returns or pursuant to any assessment received by it in writing and all other related penalties and charges other than those being contested in good faith and by appropriate proceedings. The charges, accruals and reserves on the other governmental charges are, in the opinion of GMI, adequate. GMI has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes.

            Section 2.10 Investor Status. GMI is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. The Acquirer Common Stock included within the Exchange Consideration have not been offered to GMI by means of any general solicitation or general advertising.

            Section 2.11 Restricted Securities. GMI understands that the shares of Acquirer Common Stock included within the Exchange Consideration are "restricted securities" under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities


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may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, GMI represents that it is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. GMI understands that Acquirer is under no obligation to register any of the securities sold hereunder.

            Section 2.12 Broker's or Finder's Fees. No agent, broker, firm or other person acting on behalf of GMI or GM is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto, or from any Person Controlling, Controlled by or under common Control with any of the Parties hereto, in connection with any of the transactions contemplated herein.

                                   ARTICLE III

                           REPRESENTATIONS OF ACQUIRER

      Acquirer represents and warrants as follows:

            Section 3.1 Issuance of Acquirer Common Stock. Upon the execution and delivery of this Agreement, and the issuance of the shares of Acquirer Common Stock and the Series A Preferred Stock included within the Exchange Consideration, all the shares of Acquirer Common Stock and the Series A Preferred Stock included within the Exchange Consideration shall be duly authorized, validly issued, fully paid and nonassessable.

            Section 3.2 Authorization and Validity of Agreement. Acquirer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquirer and, assuming the due execution of this Agreement by GMI, is a valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

            Section 3.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Acquirer and the consummation by Acquirer of the transactions contemplated hereby (a) will not violate the provisions of the certificate of incorporation or bylaws of Acquirer, (b) will not violate any statute, rule, regulation, order or decree of any Governmental Authority by which Acquirer is or any of its properties or assets are bound, (c) will not require Acquirer to make any filing with, or obtain any permit, consent or approval from, or give any notice to, any Governmental Authority on or prior to the Closing Date, and (d) will not result in a violation or breach by Acquirer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Acquirer (or give rise to any right of termination, cancellation, payment or acceleration against Acquirer) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Acquirer under, any of the terms, conditions or provisions of any Material Instrument of Acquirer.


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
            Section 3.4 Existence and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquirer is duly qualified or licensed as a foreign corporation to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

            Section 3.5 Capital Stock. Acquirer has an authorized capitalization consisting of 250,000,000 shares of common stock, par value $.0025 per share (referred to herein as the Acquirer Common Stock), of which 7,500,000 shares are issued and outstanding, and 20,000,000 shares of preferred stock, par value $.0025 per share (referred to herein as the Acquirer Preferred Stock), of which no shares are outstanding. An aggregate of 4,120,000 shares of the Acquirer Common Stock (the "VP Shares") are held by VP. All such outstanding shares have been duly authorized and validly issued in accordance with applicable laws, including, without limitation, the anti-fraud provisions of applicable federal and state securities laws, and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of Acquirer, other than the Shareholders Agreement and Consultants Stock Plan, under which no shares have been issued.

            Section 3.6 Financial Statements. The consolidated balance sheet of Acquirer as at July 31, 2002 and the related statements of income and cash flows for the quarter then ended have been filed with the SEC (the "Acquirer Financial Statements"). The Acquirer Financial Statements, including the footnotes thereto, and all financial statements contained in any Acquirer SEC Reports (defined in Section 3.7 below) have been prepared in accordance with generally accepted accounting principles and fairly and accurately present in all material respects the financial position of Acquirer and the results of its operations and cash flows at such dates and for such periods. Since July 31, 2002, there has been no material adverse change in the financial condition, operations, or business of Acquirer.

            Section 3.7 Securities Filings. Since the initial filing of the registration statement on Form SB-2 by Acquirer, and prior to the execution and delivery of this Agreement, Acquirer has filed all forms, reports, statements and other documents required to be filed with the SEC and all state securities regulatory agencies, if any, including, without limitation, (A) all Annual Reports on Form 10-KSB, (B) all Quarterly Reports on Form 10-QSB, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all Reports on Form 8-K, (E) the Form 10 described above, and (E) all other reports or registration statements (collectively, the "Acquirer SEC Reports"). The Acquirer SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Reports and (ii) did not at the time they were filed and as of the date hereof, and, with respect to registration statements as of their effective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the


                                       9
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statements therein, in the light of the circumstances under which they were made, not misleading.

            Section 3.8 Indebtedness. Acquirer has no outstanding liabilities or Indebtedness of any kind (including contingent obligations, tax assessments and unusual forward or long-term commitments), other than miscellaneous payables and accrued expenses not to exceed $10,000.

            Section 3.9 Litigation. There are no (i) actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the Knowledge of Acquirer, threatened against Acquirer, nor, to the Knowledge of Acquirer, is there any basis for any of the foregoing or (ii) judgments, injunctions, writs, rulings or orders by any Governmental Authority against Acquirer.

            Section 3.10 Taxes. Acquirer has filed all Tax Returns that are required to be filed by it. All such Tax Returns are correct and complete in all respects. Acquirer has paid all taxes due pursuant to such returns or otherwise or pursuant to any assessment received by it in writing and all other related penalties and charges on a timely basis other than those being contested in good faith and by appropriate proceedings. No claim has ever been made by a governmental authority in a jurisdiction where Acquirer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Acquirer has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no Encumbrances on any of the assets of Acquirer that arose in connection with any failure (or alleged failure) to pay any tax. Acquirer has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes.

            Section 3.11 Investment Experience. The GM Shares have not been offered to Acquirer by means of any general solicitation or general advertising. Acquirer understands that the acquisition of the GM Shares involves substantial risk. Acquirer has, or is relying on the professional advisors who have, experience in investing in securities of companies and such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the GM Shares and protecting its own interests in connection with this investment. Acquirer acknowledges that it can bear the economic risk of its investment in the GM Shares.

            Section 3.12 Restricted Securities. Acquirer understands that the GM Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Acquirer represents that it is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Acquirer understands that GM is under no obligation to register any of the securities sold hereunder. Acquirer understands that no public market now exists for any of the GM Shares and that it is uncertain whether a public market will ever exist for the GM Shares.


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
            Section 3.13 Broker's or Finder's Fees. No agent, broker, firm or other person acting on behalf of Acquirer is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto, or from any person Controlling, Controlled by or under common Control with any of the Parties hereto, in connection with any of the transactions contemplated herein.

            Section 3.14 Accuracy of Information. None of the representations and warranties of Acquirer contained herein or in the documents furnished by it pursuant hereto contain any material misstatement of fact, or omit to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

                                   ARTICLE IV

                               CERTAIN AGREEMENTS

            Section 4.1 Reasonable Best Efforts. Each of the Parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the obtaining of any required waiver, consent or approval from, the giving of any required notice to, and the making of any required registration or filing with, any Governmental Authority and the obtaining of any required waiver, consent, or approval from and the giving of any required notice or disclosure to stockholders and other third Parties; provided, however, that no Party shall be required to expend any funds to defend any lawsuit seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed or any other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.

            Section 4.3 Tax Matters. Each Party hereto shall take all reasonable actions necessary to cause the transfer of the GM Shares and any other property transferred to Acquirer to qualify as a tax-free transfer of property under the provisions of Section 351(a) of the Code to the extent permitted by law. Each Party agrees that it will not take any action, either before or after the Closing Date, which would cause the transfer of such property to Acquirer pursuant to this Agreement to fail to qualify as transfer described in Section 351(a) of the Code. The Parties hereto agree that they will report in their respective federal income Tax Returns for the taxable year including the Closing Date that the transfers of such property did so qualify under Section 351(a) of the Code, and will properly file with such Tax Returns all information required by Treasury Regulations Section 1.351-3. No Party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as transfer described in
Section 351(a) of the Code.

            Section 4.4 Confidentiality and Press Release. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable law, (iii) necessary to secure any required consents as to which the other party has been advised or (iv) consented to in writing by


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
Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by Acquirer, GMI, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable law. To the extent required by such disclosure obligations, Acquirer, after consultation with GMI, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the transactions contemplated hereby, which report may include, among other things, all such financial statements and pro forma financial information as may be required by such report. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, Acquirer, after consultation with GMI, may include a prospectus containing any information required to be included therein with respect to the Exchange, including, but not limited to, any financial statements or pro forma financial information required in connection therewith, and thereafter distribute said prospectus. Acquirer and GMI shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Exchange is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 4.4. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

                                    ARTICLE V

                      CONDITIONS TO ACQUIRER'S OBLIGATIONS

            Acquirer's obligation to consummate the Exchange at the Closing is conditioned upon the satisfaction or waiver, on or before the Closing Date, of the following conditions:

            Section 5.1 Truth of Representations and Warranties. The representations and warranties of GMI contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).

            Section 5.2 Closing Deliveries. Each and all of the GMI Closing Deliveries shall have been made in accordance with Section 1.4(a) hereof.

            Section 5.3 Performance of Covenants. Each and all of the covenants of GMI to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

            Section 5.4 No Injunction. No Government Authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

            Section 5.5 No Litigation. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) impose any material limitation on the ability of Acquirer, GMI or GM to conduct their respective business or to own or exercise control of any of their respective assets, properties or stock and which (in the reasonable, good faith determination of Acquirer) has a significant likelihood of having a Material Adverse Effect on Acquirer.

            Section 5.6 Warrant Agreement. The Warrant Agreement shall have been fully executed and delivered by Acquirer and VP.

            Section 5.7 Assignment Agreement. The Assignment Agreement shall have been fully executed and delivered by VP and GMI.

                                   ARTICLE VI

                        CONDITIONS TO GMI'S OBLIGATIONS

            GMI's obligation to consummate the Exchange at the Closing is conditioned upon the satisfaction or waiver, on or before the Closing Date, of the following conditions:

            Section 6.1 Truth of Representations and Warranties. The representations and warranties of Acquirer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

            Section 6.2 Closing Deliveries. Each and all of the Acquirer Closing Deliveries shall have been made in accordance with Section 1.4(b) hereof.

            Section 6.3 Performance of Covenants. Each and all of the covenants of Acquirer to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

            Section 6.4 No Injunction. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) impose any material limitation on the ability of
(a) Acquirer, GMI or GM to conduct their respective businesses or (b)

Acquirer, GMI or GM to own or exercise control of their assets, properties or stock and which (in the reasonable, good faith determination of GMI) has a significant likelihood of having a Material Adverse Effect on Acquirer, GMI, or GM.

            Section 6.5 Due Diligence. The board of directors of GMI shall be satisfied, in its sole but reasonable discretion, with the condition (business, financial, legal and otherwise), of Acquirer.

            Section 6.6 Proxies. Before the Closing, the holder(s) of not less than 3,845,000 shares of Acquirer Common Stock shall have executed and delivered to GMI a proxy or proxies, in form reasonably satisfactory to GMI, appointing GMI as proxy with respect to such shares (which proxy or proxies shall terminate upon the Closing).

            Section 6.7 No Encumbrances. There shall be no Encumbrances on any assets of Acquirer or the Acquirer Common Stock (including, without limitation, any Encumbrance on after-acquired property of Acquirer).

            Section 6.8 Regulatory Filings. GMI shall have approved, in its reasonable discretion and prior to filing, all filings on behalf of Acquirer with any Governmental Authority (including, without limitation, the SEC, NASDAQ, the NASD, or any state securities regulatory agency).

            Section 6.9 Tax-Free Transaction. GMI shall be satisfied, in its sole discretion, that the Exchange shall qualify for non-recognition of gain pursuant to Section 351(a) of the Code so that the transfer of the GM Shares for issuance of the Acquirer Common Stock shall not result in any tax liability to GMI.

                                   ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            Section 7.1 Survival of Representations. The representations and warranties set forth in this Agreement shall survive for three years after the Closing Date.

            Section 7.2 Indemnities.

            (a) GMI hereby agrees to indemnify and hold harmless Acquirer, VP, PH Capital, and their respective officers, directors, attorneys, accountants and consultants from and against any and all Damages actually suffered or paid by any of such Persons as a result of the breach of any representation or warranty made by GMI in this Agreement. To the extent that GMI's undertakings set forth in this Section 7.2(a) may be unenforceable, GMI shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by any Person entitled to indemnification hereunder.

            (b) Acquirer hereby agrees to indemnify and hold harmless GMI, VP, PH Capital, and their respective officers, directors, attorneys, accountants and consultants against Damages actually suffered or paid by any of such Persons as a result of the breach of any representation or warranty made by Acquirer in this Agreement. To the extent that Acquirer's undertakings set forth in this Section 7.2(b) may be unenforceable, Acquirer and GMI shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by any Person entitled to indemnification hereunder.

            (c) Any Person seeking indemnification under this Article VII (an "Indemnified Party") shall give each Party from whom indemnification is being sought (each, an "Indemnifying Party") notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this
Article VII with respect to Damages arising from any claims of any third party which are subject to the indemnification provided for in this Article VII (collectively, "Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive, after the Closing Date, initial notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within such time frame as is necessary to allow for a timely response and in any event within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such timely notice shall not release the Indemnifying Party from any of its obligations under this
Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third Party Claims in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party as provided above in this Section 7.2(c) shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.1 Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

            Section 8.2 Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

            Section 8.3 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

            Section 8.4 Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except with respect to Article VII, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

            Section 8.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            Section 8.6 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles" and "Sections" refer to the corresponding Articles and Sections of this Agreement. All references to "include" or "including" mean "including without limitation." All dollar amounts refer to US currency.

            Section 8.7 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            Section 8.8 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, so long as such facsimile or e-mail is followed by a copy sent by mail; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

            if to Acquirer, at:

                        American Pulp Exchange, Inc.
                        Attention: Jason Galanis, President
                        1518 N Beverly Drive
                        Beverly Hills, CA  90210

                        With a copy to:

                        Meltzer, Lippe, Goldstein & Schlissell, LLP
                        Attn: Richard Reichler
                        190 Willis Avenue
                        Mineola, New York  11501

            if to GMI, at:

                        General Media International, Inc.
                        Attention:__________________________

                        11 Penn Plaza
                        New York, New York  10001

                        With a copy to:

                        Pachulski, Stang, Ziehl, Young & Jones P.C.
                        Attention:  Robert J. Feinstein, Esq.
                        461 5th Avenue
                        Twenty-Fifth Floor
                        New York, New York  10017

            Section 8.9 Governing Law; Consent to Jurisdiction.

            (a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

            (b) Any proceeding, action, litigation or claim (a "Proceeding") arising out of or relating to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of New York, Borough of Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each Party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law.

            Section 8.10 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

            Section 8.11 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

            Section 8.12 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below unless the context otherwise requires:

            "Acquirer Common Stock" means the 250,000,000 authorized shares of the common stock, par value $.0025 per share, of Acquirer.

            "Acquirer Preferred Stock" means all authorized shares of preferred stock of Acquirer.

            "Assignment Agreement" means that certain Assignment and Assumption Agreement in the form attached hereto as Exhibit H.

            "Assumed Indebtedness" means the Secura Indebtedness, the Gans Indebtedness, and the Target Management Indebtedness.

            "Assumed Liabilities" means (a) all costs, liabilities and expenses of GMI, GM or VP incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and other professional fees and other costs and expenses and (b) the Assumed Indebtedness.

            "Assumption Agreement" means that certain Assumption of Liabilities Agreement in the form attached hereto as Exhibit F.

            "Consultants Stock Plan" means Acquirer's 2002 Consultant Compensation Stock Plan.

            "Control" of Person other than an individual means the power to direct or cause the direction of the management of such Person.

            "Damages" means any claims, losses, costs, or expenses (including reasonable attorneys' fees and expenses) actually suffered or paid, exclusive of loss of profits, consequential damages, or punitive damages.

            "Encumbrance" means any lien, encumbrance, security interest, restriction or claim of any kind and character.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Gans Indebtedness" means all Indebtedness, including principal, interest, service charges, penalties, late fees or otherwise, under the Secured Promissory Note dated as of October 7, 2002 of Robert C. Guccione and/or GMI in favor of Robert Gans and/or Metropolitan Lumber Company in the original principal amount of $1,500,000, as amended from time to time.

            "Governmental Authority" means any state or Federal court or other governmental or regulatory body, agency or authority.

            "Indebtedness" means, with respect to any person, any obligation of such person for borrowed money, or for payment for services rendered or tangible or intangible property acquired or leased, including without limitation (A) any obligation owed for all or any part of the purchase price of any assets, (B) accounts payable, (C) any obligations secured by any Encumbrance (including, without limitation, any Encumbrance on after-acquired property) in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation, (D) any guarantee with respect to any of the foregoing indebtedness of another person, (E) obligations in respect of letters of credit, and (F) liabilities of any kind to any present or former stockholders.

            "Knowledge" means the knowledge of a ordinary Person after reasonable investigation.

            "Material Adverse Effect" means, with respect to a person, any circumstance, change in or effect on such person that is materially adverse to the business, operations, properties, financial condition or results of operations of such person and its Subsidiaries, taken as a whole.

            "Material Instrument" means, with respect to a person, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which such person is a Party or by which such person or any of its properties or assets are bound.

            "MBP" means Morgan Berkley Partners, LLC.

            "Party" to this Agreement refers to GMI or Acquirer when used in the singular and both GMI and Acquirer when used in the plural.

            "Person" means any individual, partnership, corporation, limited liability company, or other legal entity.

            "PH Capital" means PH Capital Holdings, LLC, a California limited liability company.

            "PH Capital Option Agreement" means the Option Agreement between PH Capital, as Option Grantor, and GMI, as Option Holder, substantially in the form attached hereto as Exhibit C.

            "SEC" means the United States Securities and Exchange Commission.

            "Secura Indebtedness" means all Indebtedness, including principal, interest, service charges, penalties, late fees or otherwise, of Robert C. Guccione, GMI, or General Media Fine Arts, Inc. arising under the Amended and Restated Master Trust Agreement dated July 29, 2002 between Robert C. Guccione, GMI and Secura Mortgage Management, LLC, as agent for the Lenders therein, as amended from time to time or any promissory note or guaranty entered into in connection therewith, as amended from time to time.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Series A Preferred Stock" means Series A Preferred Stock of
Acquirer.

            "Series B Purchase Agreement" means the Series B Preferred Stock Purchase Agreement between Acquirer and MBP, substantially in the form attached hereto as Exhibit A.

            "Shareholders Agreement" means the Shareholders Agreement between VP, PH Capital and GMI substantially in the form attached hereto as Exhibit B.

            "Stock Purchase Agreement" means the Stock Purchase Agreement dated October 22, 2002 by and among VP, Acquirer, Al Siegel and Kevin Monahan.

            "Subsidiary" of a Person means a corporation, limited liability company, or other legal entity, over 50% of the beneficial ownership of which, or over 50% of the voting power of the capital stock or membership interests of which, are Controlled, directly or indirectly, by such Person.

            "Target Management Indebtedness" means all Indebtedness, including principal, interest, service charges, penalties, late fees or otherwise, under the Promissory Note dated as of October 16, 2002 of Robert C. Guccione and/or GMI in favor of Target Management, LLC in the original principal amount of $210,000, as amended from time to time.

            "Tax Return" means any Federal, state or foreign income tax return or other material tax return.

            "Tax" means all requisite taxes, levies, imposts, tariffs and assessments of any nature whatsoever payable to a Governmental Authority, including unemployment and social security taxes, income tax withholding and interest and penalties with respect to any of the foregoing.

            "VP Option Agreement" means the Option Agreement between VP, as Option Grantor, and GMI, as Option Holder, substantially in the form attached hereto as Exhibit D.

            "Warrant Agreement" means the Warrant Agreement between Acquirer, as the Company, and VP, as the Warrant Holder, substantially in the form attached hereto as Exhibit E.

            IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed by their respective officers who have been duly authorized, all as of the day and year first above written.

American Pulp Exchange, Inc.,               General Media International, Inc.,
a Florida corporation                       a New York corporation


By:   s/s Jason Galanis                     By:   s/s R. Guccione
      -----------------                           ---------------
      Jason Galanis                               Robert C. Guccione
      Chairman, President, CFO and                Chairman and President
      Secretary

                                    EXHIBITS

Name                                                                     Exhibit
----                                                                     -------
Series B Purchase Agreement                                                    A
Shareholders Agreement                                                         B
PH Capital Option Agreement                                                    C
VP Option Agreement                                                            D
Warrant Agreement                                                              E
Assumption Agreement                                                           F
Disclosure Schedule                                                            G
Assignment Agreement                                                           H